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VIA FACSIMILE: 501/767-3020
                                                                     EXHIBIT 2.1

                                August 13, 1999

CONFIDENTIAL
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Mr. Jim Kellstrom
Kellstrom Broadcasting Inc. and
Mr. Levoy Patrick Demaree
Demaree Media, Inc.
125 Corporate Terrace
Hot Springs, Arkansas 71913

Gentlemen:

This is a Letter of Intent to purchase all of the assets used or held for use in the operations of KLXQ-FM, KZBR-FM, KQUS-FM and KZNG-AM, Hot Springs, Arkansas (the "STATIONS"). KLXQ-FM and KZBR-FM are owned by Kellstrom Broadcasting, Inc., an Arkansas Corporation (the "SELLERS") and KQUS-FM and KZNG-AM are owned by Demaree Media, Inc., an Arkansas Corporation (the "SELLERS"). The real property and studio at 125 Corporate Terrace, Hot Springs, Arkansas are owned by Mr. Jim Kellstrom. All other real property is owned by Demaree Media, Inc.

This Letter of Intent (the "LETTER") outlines the basic principles which the parties intend will, as soon as practicable, be incorporated into two Asset Purchase Agreements, one for KLXQ-FM and KZBR-FM and the other for KQUS-FM and KZNG-AM (the "AGREEMENTS") containing, in addition, provisions that are customary in transactions of this nature and are mutually satisfactory to the parties.

ERLY Industries, Inc. ("BUYER") desires to purchase all the assets and business connected or related to the STATIONS, excluding Accounts Receivable and Accounts Payable. The assets to be purchased shall be free and clear of all liens, liabilities and encumbrances. Such assets include all tangible and intangible assets, including, without limitation, real property owned by SELLERS which is used by STATIONS; personal property; plant and equipment, including without limitation items of broadcasting, studio and transmitting equipment; all rights, licenses, permits and other authorizations related to the STATIONS; all records and files related to the STATIONS; all of SELLERS' rights, title and interest in all leases related to the STATIONS including
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without limitation leases for real property; the call letters; all trade names, trademarks, slogans and jingles relating to the STATIONS which BUYER desires to be assigned; and any other contracts involved in the operation of the STATIONS. The parties agree that the Agreement shall be executed between SELLERS and BUYER as soon as possible upon satisfactory completion of the BUYER testwork as set forth in Paragraph 6 herein. The Federal Communications Commission authorizations, and all other licenses and authorizations shall be assigned to BUYER at closing.

1. The purchase price for the aforesaid assets and assignment of the STATIONS to BUYER shall be Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000) (the "PURCHASE PRICE")to be allocated between the two Asset Purchase Agreements. The PURCHASE PRICE, shall be paid in cash or other such terms as shall be acceptable to BUYER and SELLER.

a. Non-competition and Consulting Agreements - SELLERS agree to enter into a mutually acceptable Non-Competition Agreement with Buyer as part of the consideration and included in the PURCHASE PRICE.

b. No other liabilities or obligations relating to the Stations shall be assumed by BUYER except such as are reasonable and appropriate in connection with leases and contracts that are part of the assets of the STATIONS.

c. It shall be a condition of closing on the Demaree Media, Inc. purchase that the purchase of the Kellstrom Broadcasting Inc. purchase closes.

     It shall be a condition of closing on the Kellstrom Broadcasting, Inc. purchase that the sale of the Demaree Media, Inc. purchase closes.

2. Accounts Receivable - BUYER, on behalf of the Seller, will collect the SELLERS' accounts receivable for a period of sixty (60) days from the Closing. At the end of each calendar month following the Closing, BUYER will remit to SELLERS, as collected, all amounts collected from SELLERS' accounts receivable, and will have no further obligation to collect on behalf of SELLERS after the sixtieth (60th) day after the Closing.

3. BUYER and SELLER hereby agree to file an application with the Federal Communications Commission ("FCC") at the appropriate time, which conforms with FCC requirements seeking assignment of the STATIONS' licenses to BUYER.

4. In the Agreement, SELLER shall make such representation and warranties as are customary in transactions of this nature, including, but not limited to, the following: (a) the accuracy of the financial information regarding the operations of the STATIONS; (b) the STATIONS have the assets, personnel, technical capacity and financial capability to operate in a reasonable and customary way; (c) there are no known major equipment needs for the STATIONS;
(d) that the FCC authorizations to
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operate the STATIONS are in full force and effect and there are not pending, or to the knowledge of SELLER threatened, any action by or before the FCC to revoke, cancel, rescind, modify or refuse to renew any of the FCC Authorizations and further there is not now pending or to the knowledge of SELLER threatened, issued or outstanding by or before the FCC, any investigation, Order to Show Cause, Notice of Violation, Notice of Apparent Liability or Notice of Forfeiture or complaint against SELLER or any of its affiliates with respect to the STATIONS; (e) SELLER is currently in compliance with all material FCC rules, regulations and policies during the current license term of the STATIONS and knows of no reason why the licenses and other authorizations of the STATIONS should not be renewed by the FCC in the ordinary course; (f) the nonoccurrence of any material adverse change in the business, operations, assets or financial condition of the STATIONS between the date of this LETTER and CLOSING; (g) that there is not pending, or to the knowledge of SELLER threatened, any litigation which would adversely affect the STATIONS, their assets or the operations; (h) the satisfaction of any applicable federal and state regulatory requirements, or other necessary approvals; (i) title to the assets, free and clear of all liens, liabilities and encumbrances; (j) CLOSING shall be subject to FCC approval.

5. BUYER and its advisers may conduct a physical inspection of the STATIONS, an engineering analysis, and a review of the STATIONS records and files and current financial statements, prior to entering into the AGREEMENT and immediately prior to the closing. Consummation of the acquisition on the CLOSING DATE shall be subject to the results of such inspections, analysis and review being reasonably satisfactory to the BUYER. BUYER and its representatives will be afforded access to and the opportunity to examine the facilities, assets, books and records, leases, files and documents of the STATIONS. BUYER and SELLER agree to use their best efforts to complete the AGREEMENT within sixty days of execution of this LETTER.

6. In order to afford BUYER the opportunity to proceed with the costly acquisition procedure described above, to retain relevant professional assistance to assist in the preparation of the documents necessary to proceed to implement the terms hereof, necessary or appropriate in connection with transactions of this nature, SELLERS agree that between the date hereof and the October 18, 1999, they shall not enter into any negotiations with any other person or party with respect to the sale of the STATIONS or any other transaction competing with the transaction contemplated hereunder.

7. Neither SELLER nor BUYER, respectively, shall make any press release or other disclosure of the transaction contemplated hereby without the prior consent of the other as to the form and content thereof, except as required in the FCC application to be filled in connection with the transaction contemplated hereby or except as required by the Securities Exchange Commission on behalf of Buyer.

8. As long as this LETTER and the AGREEMENT remain in effect, SELLER shall cause the STATIONS to be operated in accordance with past practices, and will
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not permit them to incur any material liabilities or commitments not except in the ordinary course of business and consistent with past practices, or to transfer for less than fair value any of their assets.

9. Except as set forth herein, each party shall bear its own fees and expenses in connection with the proposed transaction. Any FCC filing fees shall be borne equally by the parties.

10. BUYER may assign this LETTER OF INTENT to a another company, and at that point, the said company shall accede to all of BUYER's rights and all obligations hereunder.

This Letter of Intent to purchase the assets of the STATIONS shall expire unless accepted on or before the close of business at 5:00 p.m. CST, Wednesday, August
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18, 1999.
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If the foregoing is acceptable to you, please signify your acceptance by signing where indicated below and returning a copy before close of business, 5:00 p.m. CST Wednesday, August 18, 1999 via Facsimile to: Charles Norman, ERLY
Industries, Inc. at (504)922-4544 and a hard copy via mail to: Charles Norman, ERLY Industries, Inc. Post Office Box 788, Baton Rouge, Louisiana 70821; or by FedEx to Charles Norman at 8641 United Plaza Boulevard, Suite 300, Baton Rouge, Louisiana 70821.

                            Respectfully Submitted,
                            ERLY INDUSTRIES, INC.

                            /s/ Charles W. Norman

                            Charles W. Norman
                            Chief Operating Officer

CN/mbd
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AGREED TO AND ACCEPTED BY:


KELLSTROM BROADCASTING, INC.

By: /s/ Jim Kellstrom                   Date:
    -------------------------------          ------------
    Jim Kellstrom

Title: President of Kellstrom Broadcasting, Inc.
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AGREED TO AND ACCEPTED BY:

JIM KELLSTROM

By: /s/ Jim Kellstrom                   Date:
    -------------------------------          ------------
    Jim Kellstrom


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AGREED TO AND ACCEPTED BY:


DEMAREE MEDIA, INC.



By: /s/ Levoy Patrick Demaree                Date:
    ------------------------------                ------------
    Levoy Patrick Demaree

Title: President and CEO of Demaree Media, Inc.
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